Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-163866) on Form S-3 of Retail Opportunity Investments Corp. of our reports dated April 27, 2010, relating to our audits of the Statements of Revenues and Certain Expenses of Santa Ana, Lake Stevens, and Norwood Center for the year ended December 31, 2009, which is included in the Current Report on Form 8-K filed by Retail Opportunity Investments Corp. on April 27, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP
New York, New York

April 28, 2010